Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1-800-FLOWERS.COM, Inc. 2003 Long Term Incentive and Share Award Plan, as amended and restated as of October 22, 2009, of our reports dated September 11, 2009, with respect to the consolidated financial statements and schedule of 1-800-FLOWERS.COM, Inc. included in its Annual Report (Form 10-K) for the year ended June 28, 2009, and the effectiveness of internal control over financial reporting of 1-800-FLOWERS.COM, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York
January 29, 2010